NEWS ANNOUNCEMENT

                                     [LOGO]

CONTACT:
Warren Braverman                               Joseph N. Jaffoni
Chief Operating Officer                        David C. Collins
Cinergi Pictures Entertainment Inc.            Jaffoni & Collins Incorporated
310/315-6000                                   212/505-3015

FOR IMMEDIATE RELEASE

                         CINERGI PICTURES ENTERTAINMENT
                           ANNOUNCES MERGER AGREEMENT

Santa Monica, CA. (September 4, 1997) -- Cinergi Pictures Entertainment Inc. (Nasdaq: CINE) (the "Company") announced today that it has entered into an Agreement of Merger with Andrew G. Vajna, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, Valdina Corporation N.V. ("Valdina") and CPEI Acquisition Inc., which provides for the merger of the Company with CPEI Acquisition Inc. (which is owned by Mr. Vajna and Valdina and was formed solely for purposes of effecting the merger). The merger would follow, and is conditioned upon, consummation of the Company's previously announced agreement to sell substantially all of the films in its motion picture library and certain other assets to an affiliate of The Walt Disney Company (the "Film Library Sale") and the Company's previously announced agreement to sell its rights in DIE HARD WITH A VENGEANCE to Twentieth Century Fox Film Corporation (the "Assignment Agreement"). As a result of the merger, the company will become wholly owned by Mr. Vajna and Valdina.

Pursuant to the Merger, each share of the Company's common stock outstanding immediately prior to the Merger (other than shares owned by Mr. Vajna or Valdina or shares as to which statutory dissenters' rights are perfected), will be converted at the effective time of the Merger into the right to receive $2.30 in cash (the "Merger Price"), subject to potential upward adjustment.


                                   -more-

Cinergi Pictures Entertainment Inc., 9/4/97                       page 2

The Merger Agreement provides that the purchase price will be adjusted upwards in certain events. Specifically, the purchase price will be adjusted upwards in the event: (i) the Company enters into an agreement to sell certain development projects funded by the Company under its "first look" arrangement with Oliver Stone and certain of his affiliates or the Company settles its obligations under such arrangement, in either case prior to a date which is generally ten business days prior to the special meeting of stockholders to be held in connection with, among other things, the proposed merger (the "Adjustment Date"); (ii) the aggregate monies received by the Company from September 2, 1997 through the Adjustment Date in connection with the EVITA soundtrack, together with the amount payable to the Company pursuant to any agreement entered into by the Company to sell the EVITA soundtrack prior to the Adjustment Date exceeds $1,500,000; or (iii) the Company collects from July 1, 1997 through the Adjustment Date in excess of $1,573,000 in connection with certain receivables (excluding those relating to AN ALAN SMITHEE FILM). In connection with the foregoing, the purchase price will be increased by (i) the amount payable for, or the amount of liabilities and other obligations to be forgiven with respect to, the sale of the Oliver Stone related development projects or the settlement of the "first look" arrangement, (ii) the amount by which the sum collected with respect to the EVITA soundtrack as of the Adjustment Date, together with the amount payable for the EVITA soundtrack in the event of the sale of such soundtrack, exceeds $1,500,000; and (iii) the amount collected in excess of $1,573,000 in respect of the non-Alan Smithee Film receivables; divided by the total number of shares of common stock of the Company issued and outstanding as of the effective time of the merger (including shares held by Mr. Vajna or Valdina). Subsequent to execution of the Merger Agreement, the Company received a payment of approximately $1,760,000 in overages with respect to the EVITA soundtrack.


                                   -more-

Cinergi Pictures Entertainment Inc., 9/4/97                       page 3

The aggregate purchase price will also be adjusted upwards in the event the sum of certain prescribed adjustments pertaining to the (i) Company's selling, general and administrative expenses from July 1, 1997 through the Adjustment Date, (ii) the Company's ability to collect certain receivables relating to AN ALAN SMITHEE FILM from July 1, 1997 through the Adjustment Date, and (iii) the amount of monies contributed by the Company to, or the amount of expenses incurred by the Company on behalf of, the Company's wholly owned subsidiary, Cinergi Productions Inc. (California), or the visual effects facility operated by such subsidiary from July 1, 1997 through the Adjustment Date, in each case measured against certain specified amounts, results in a net positive dollar amount. The Merger Agreement does not provide for any downward adjustments to the purchase price.

The Company currently has 13,446,874 shares of Common Stock outstanding of which an aggregate 5,491,531 shares are held by Mr. Vajna, 957,446 shares are held by Valdina, and 555,556 shares are held by an affiliate of The Walt Disney Company. The shares of the Company's common stock held by Disney will be transferred to the Company upon consummation of the Film Library Sale. The Company also currently has options outstanding to purchase an aggregate 82,250 shares of common stock pursuant to the Company's two stock option plans (of which options to purchase an aggregate 28,750 shares are presently vested and exercisable at purchase prices below the Merger Price). Upon consummation of the Film Library Sale and the transactions contemplated by the Assignment Agreement, the option plans and all then unexercised options previously granted under such plans will terminate. The Company's two outstanding warrants (exercisable for an aggregate of 200,000 shares, in each case at $9.00 per share) will be canceled prior to the Merger.

The Merger Agreement also provides that Mr. Vajna's employment agreement with the Company will terminate at the effective time of the Merger. Upon termination of the



                                   -more-

Cinergi Pictures Entertainment Inc., 9/4/97                       page 4

employment agreement, Mr. Vajna will be paid an amount equal to the sum of
(i) one hundred percent of the fixed annual compensation that would otherwise have been payable to him in the ordinary course from the effective time of the Merger through December 31, 1997 had his employment agreement not been terminated at the effective time of the Merger, (ii) $500,000 (representing fifty percent of the fixed annual compensation that would otherwise have been payable to him in the ordinary course from January 1, 1998 through December 31, 1998 had his employment agreement not been terminated at the effective time of the Merger), and (iii) $344,666 representing the producer's performance fees earned under his employment agreement with respect to DIE HARD WITH A VENGEANCE.

The Merger was unanimously approved by members of the Company's Board of Directors other than Mr. Vajna, who abstained from the vote. The approval of the Merger by the Board of Directors was based in part upon the recommendation of a Special Committee of the Board of Directors. The Company intends to call a special meeting of its stockholders for purposes of seeking approval of the Merger Agreement, as well as approval of the sale of substantially all of the Company's assets pursuant to both the Company's agreement with Disney regarding the Film Library Sale and the Assignment Agreement with Fox. The Company is preparing preliminary proxy materials which it intends to file shortly with the Securities and Exchange Commission. Assuming all conditions to the Merger are satisfied, including approval by the Company's stockholders, the Company currently anticipates that the Merger will not be consummated until at least November 1997. However, the Merger could be delayed beyond such time as result of a variety of factors including the time required to obtain necessary approvals. Any delay of the Merger beyond December 31, 1997 would require the consent of all the parties to the Merger Agreement.



                                   -more-

Cinergi Pictures Entertainment Inc., 9/4/97                       page 5

The Merger is subject to the satisfaction or waiver of numerous conditions, including, among others, approval of the Merger Agreement by the affirmative vote of a majority of the shares of common stock voted (including abstentions but excluding broker non-votes) on a proposal to approve the Merger Agreement at the special meeting of stockholders, without taking into account those shares owned by Mr. Vajna, Valdina, or any affiliate of Mr. Vajna or Valdina. The Merger is also subject to several other conditions, including, among others, that the Film Library Sale and the transactions contemplated by the Assignment Agreement are consummated, and that the percentage of shares of common stock demanding appraisal does not exceed 15% of the shares outstanding at the effective time of the Merger. The Merger Agreement may also be terminated and the Merger abandoned in certain circumstances including, among others, if the parties to the Merger Agreement mutually agree, if the Company's agreement with Disney regarding the Film Library Sale is terminated, or if the Merger is not consummated by December 31, 1997.

The Company also announced that it has entered into an amendment to its agreement with Disney regarding the Film Library Sale which, among other things, (i) extends to November 22, 1997, the date by which the Film Library Sale must be consummated or the parties thereto can terminate the agreement, and (ii) modifies the existing arrangements in such agreement with respect to AN ALAN SMITHEE FILM (which is now in post-production). Pursuant to the original agreement, in the event the Film Library Sale is consummated, Disney agreed to assume the outstanding debt under the Company's credit facility related to AN ALAN SMITHEE FILM up to a maximum of $10,000,000, and the Company agreed to transfer to Disney all the minimum guarantees and any overages paid or to be paid with respect to the film. Under the amended agreement, however, Disney has agreed to pay $3,950,000 to the Company upon delivery of AN ALAN SMITHEE FILM to Disney (a reduction of $1,050,000 from Disney's current



                                   -more-

Cinergi Pictures Entertainment Inc., 9/4/97                       page 6


payment obligation pursuant to existing agreements between the Company and Disney). The Company has agreed to use such amount to pay off a portion of the outstanding principal and interest relating to production of the film which the Company owes under the Company's credit facility. In addition, in the event the Film Library Sale is consummated, the Company has agreed to pay to Disney an amount equal to the difference between (a) the aggregate amount of minimum guarantees payable to the Company with respect to such film, which amount is to be no less than $10,912,000 and (b) the sum of (x) the actual out-of-pocket production costs for AN ALAN SMITHEE FILM (including actual finance costs and interest under the Company's credit facility to the extent such costs and interest are directly attributable to loans under the credit facility in connection with production of the film) (the "Smithee Production Costs") up to $10,000,000 plus (y) 50% of any Smithee Production Costs in excess of $10,000,000 (such sum of (x) and (y) not to exceed $10,500,000).

Cinergi Pictures Entertainment Inc. was formed in 1989 as an independent producer and distributor of motion pictures which are distributed in domestic and international theatrical and ancillary markets, including home video, cable and broadcast television.

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CERTAIN FACTORS MAY CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD LOOKING STATEMENTS. NO ASSURANCES CAN BE GIVEN THAT THE MERGER, THE SALE OF SUBSTANTIALLY ALL OF THE FILMS IN THE COMPANY'S MOTION PICTURE LIBRARY AND CERTAIN OTHER ASSETS TO DISNEY, OR THE SALE OF THE COMPANY'S RIGHTS IN DIE HARD WITH A VENGEANCE TO TWENTIETH CENTURY FOX FILM CORPORATION (WHICH TRANSACTIONS ARE EACH SUBJECT TO A NUMBER OF CONDITIONS AND



                                   -more-

Cinergi Pictures Entertainment Inc., 9/4/97                       page 7

TO TERMINATION IN CERTAIN CIRCUMSTANCES) WILL BE CONSUMMATED. CINERGI AND ITS OPERATIONS ARE ALSO SUBJECT TO THE RISKS AND UNCERTAINTIES DESCRIBED IN CINERGI'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING WITHOUT LIMITATION CINERGI'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997 (AS AMENDED BY FORM 10-Q/A (AMENDMENT NO.1)), CINERGI'S FORM 8-K DATED APRIL 3, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997, CINERGI'S FORM 8-K DATED JULY 9, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1997, AND CINERGI'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.


                                      # # #